Psychemedics Corporation Announces 2013 Earnings Up 28% And Record Revenues

DECLARES 70th CONSECUTIVE QUARTERLY DIVIDEND

ACTON, Mass., Feb. 10, 2014 /PRNewswire/ -- Psychemedics Corporation (NASDAQ: PMD) today announced fourth quarter and year-end financial results for the period ended December 31, 2013. The Company also announced a quarterly dividend of $0.15 per share payable to shareholders of record as of February 21, 2014 to be paid on March 7, 2014. This will be the Company's 70th consecutive quarterly dividend.

(Logo: http://photos.prnewswire.com/prnh/20111107/NE00639LOGO)

The Company's revenue for the year ended December 31, 2013 was $26.9 million versus $25.2 million for the twelve months ended December 31, 2012, an increase of 7%. Net income for the twelve months ended December 31, 2013 was $3.8 million or $0.72 per diluted share, versus $3.0 million or $0.57 per diluted share, for the comparable period last year, an increase of 28%.The Company's revenue for the quarter ended December 31, 2013 was $6.5 million versus $5.7 million for the quarter ended December 31, 2012, an increase of 15%. Net income for the quarter ended December 31, 2013 was $868 thousand or $0.16 per diluted share, versus $273 thousand or $0.05 per diluted share, for the comparable period last year, an increase of 218%.

Raymond C. Kubacki, Chairman and Chief Executive Officer, said,

"2013 was the second consecutive year of record revenues and the Company achieved substantial earnings growth of 28% over 2012. In addition, the Company expanded its product offering in 2013 by building on the technology advances in 2012 with the launch of a hair test for alcohol which looks back at the same 90 day period as our patented drug test. The Company also expanded product offerings through its new partnerships in the instant drug and alcohol testing arena.

"The extraordinary growth in earnings in the fourth quarter compared to 2012 was driven by several factors including an increase in revenues of 15% in 2013, higher than normal expenses in 2012 related to transition costs of new technologies which were implemented in 2012 and did not re-occur in 2013, and a benefit due to a change in the calculation of California income tax. The change in California income tax rate significantly lowered the Company's overall income tax rate. The total benefit was realized in the fourth quarter of 2013 and had a positive impact of approximately $0.05 per diluted share. Without this positive tax impact, our EPS would still have been up 18%.

"With regard to new business, in December 2013, the Company noted that the Brazilian Federal Government had announced new guidelines that will require professional drivers in the transportation industry to pass a hair drug test when obtaining or renewing their driver's license. The first testing is expected to begin on July 1, 2014. We are excited about competing for the hair testing business in Brazil. Psychemedics has a very strong partner in Psychemedics Brasil, a Brazilian-owned independent distributor who we have worked closely with for over 15 years helping a variety of Brazilian organizations work to achieve a drug free workplace. We look forward to continuing to work together on this new opportunity to positively impact public safety as it relates to the transportation industry.

"We are very excited about this opportunity and believe the potential volume from this Brazil opportunity could be very substantial. In order to service that potential volume, we need to make significant investments in plant, equipment and people. These investments must be made in the first half of 2014 to be ready for the July 1 start date. During this period, we will not have any revenues from this Brazil opportunity to offset these costs. Therefore, we would expect earnings in the first half of 2014 to be unfavorably impacted.

"The Company's balance sheet remains strong with approximately $4.0 million in cash and cash equivalents and no long-term debt. Our directors share our confidence in the future of Psychemedics and remain committed to rewarding shareholders and sharing the financial success of the Company with them as we grow. Therefore, we are pleased to declare our quarterly dividend of $0.15 per share. This dividend represents our 70th consecutive quarterly dividend."

Psychemedics Corporation is the world's largest provider of hair testing for the detection of drugs of abuse. The Company's patented process is used by thousands of U.S. and international clients, including over 10% of the Fortune 500 companies, for pre-employment and random drug testing. Major police departments, Federal Reserve Banks, schools, and other public entities also rely on our unique patented drug testing process. We strongly believe our drug testing method to be superior to any other product currently in use, including traditional urine testing and other hair testing methods.

The Psychemedics web site is www.psychemedics.com.

Cautionary Statement for purposes of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995: From time to time, information provided by Psychemedics may contain forward-looking information that involves risks and uncertainties. In particular, statements contained in this release that are not historical facts (including but not limited to statements concerning earnings, earnings per share, revenues, dividends, future business, growth opportunities, new accounts, customer base, market share, test volume, sales and marketing strategies, foreign drug testing laws and regulations, required investments in plant, equipment and people) may be "forward looking" statements. Actual results may differ from those stated in any forward-looking statements. Factors that may cause such differences include but are not limited to risks associated with the development of markets for new products and services offered, costs of capacity expansion, U.S. and foreign government regulation, including but not limited to FDA regulations, competition and general economic conditions and other factors disclosed in the Company's filings with the Securities and Exchange Commission.

Psychemedics Corporation
Balance Sheets
(UNAUDITED)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012

Revenues	$6,483,916	$5,658,184	$26,870,297	$25,223,534
Cost of revenues	2,832,154	2,892,745	11,476,263	10,971,886

Gross profit	3,651,762	2,765,439	15,394,034	14,251,648

Operating Expenses:
General & administrative	1,081,803	1,024,964	4,157,597	3,946,844
Marketing & selling	1,269,713	1,130,210	4,704,970	4,543,598
Research & development	267,091	146,487	825,102	825,518

Total Operating Expenses	2,618,607	2,301,661	9,687,669	9,315,960

Operating income	1,033,155	463,778	5,706,365	4,935,688
Other income	280	447	92,273	1,889

Net income before provision for income taxes	1,033,435	464,225	5,798,638	4,937,577

Provision for income taxes	165,496	191,612	1,993,428	1,957,948

Net income and comprehensive income	$867,939	$272,613	$3,805,210	$2,979,629

Basic net income per share	$0.16	$0.05	$0.72	$0.57

Diluted net income per share	$0.16	$0.05	$0.72	$0.57

Dividends declared per share	$0.15	$0.15	$0.60	$0.60

Weighted average common shares outstanding, basic	5,313,766	5,272,428	5,299,060	5,260,320

Weighted average common shares outstanding, diluted	5,342,509	5,291,370	5,315,463	5,272,542

Psychemedics Corporation
Statements of Income and Comprehensive Income
(UNAUDITED)

	December 31,	December 31,
	2013	2012

ASSETS
Current Assets:
Cash and cash equivalents	$3,970,512	$3,065,785
Accounts receivable, net of allowance for doubtful accounts
of $144,921 in 2013 and $121,583 in 2012	4,368,864	4,620,768
Prepaid expenses and other current assets	769,269	823,274
Income tax receivable	554,828	854,212
Deferred tax assets	292,795	209,877

Total Current Assets	9,956,268	9,573,916
Fixed Assets, net of accumulated amortization and depreciation
of $5,175,722 in 2013 and $4,395,605 in 2012	6,050,203	4,201,409
Other assets	543,345	345,293

Total Assets	$ 16,549,816	$ 14,120,618

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$510,550	$669,789
Accrued expenses	2,447,920	1,413,541

Total Current Liabilities	2,958,470	2,083,330

Deferred tax liabilities, long-term	1,314,221	814,619
Total Liabilities	4,272,691	2,897,949

Shareholders' Equity:
Preferred-stock, $0.005 par value, 872,521 shares authorized,
no shares issued or outstanding	--	--
Common stock, $0.005 par value; 50,000,000 shares authorized
5,981,896 shares issued in 2013 and 5,940,558 shares issued in 2012	29,910	29,703
Additional paid-in capital	28,888,712	28,460,764
Accumulated deficit	(6,559,708)	(7,186,009)
Less - Treasury stock, at cost, 668,130 shares in 2013 and 2012	(10,081,789)	(10,081,789)

Total Shareholders' Equity	12,277,125	11,222,669

Total Liabilities and Shareholders' Equity	$16,549,816	$14,120,618

Contact: Neil Lerner
Vice President of Finance
(978) 206-8220
Neill@psychemedics.com